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                                                  December 2, 1998


Key Components LLC
Wing Road
Rural Route 1
Post Office Box 167D
Millbrook, New York 12545

     Attention: Mr. Alan L. Rivera
                Vice President and Secretary

              Re: PROPOSED $100,000,000 SENIOR SECURED CREDIT FACILITIES

Ladies and Gentlemen:

     We refer to the letter dated December 2, 1998 (the "COMMITMENT LETTER") from SG Cowen Securities Corporation and Societe Generale to you relating to senior financing for Key Components LLC in an aggregate principal amount up to $100,000,000. Terms used but not defined herein have the respective meanings given to those terms in the Commitment Letter.

     This is to confirm that, for purposes of condition precedent (3) to effectiveness and the initial borrowing set forth in the Term Sheet, the November 30 draft of the Merger Agreement and the December 1 draft of the related Schedules are satisfactory to the Agent.

     We look forward to working with you to complete this transaction.

                              SG COWEN SECURITIES CORPORATION


                              By /s/ Bradford C. Yates
                                 ----------------------------
                                 Title: Managing Director


                              SOCIETE GENERALE


                              By /s/ Migdalia Lagoa
                                 ----------------------------
                                 Title: Managing Director